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WESTERN PLAINS ENERGY, L.L.C.
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February 1, 2010

Dear Fellow Members:

It is hard to believe that we have been producing ethanol for over six years now. Since its formation, Western Plains Energy has been in existence for almost ten years.  Reflecting on the things that have happened in the industry in the past couple of years, I cannot help but think of an email that I received from a disgruntled investor a couple of years ago.  He was upset with the way WPE was being run, the lack of communication from management, among other things.  The last line in his email was “are we making ethanol or are we making excuses?”

Since 2006, the ethanol industry has experienced a steady decline in both profit margin and popularity with the general public.  Financially speaking, the industry has experienced high grain prices at the same time ethanol prices were low.  From a public relations standpoint, some of the many misperceptions about producing grain-based ethanol have negatively influenced public opinion and even some regulation.  The industry has gone through a classical boom to bust cycle.  Some ethanol production plants were built where they should not have been built.  Some were built with ill-conceived plans or in some cases it appeared that there was no planning at all. During 2008, it seemed as though there were bankruptcies within the industry announced regularly.   Some bankruptcies arose from projects that were built within the same time frame and in similar circumstances as WPE.  During the bottom of the ethanol recession, over 22% of the potential production was sitting idle.  Current forecasts indicate that out of the approximately 13.5 billion gallons of potential ethanol production presently available, only about 12.2 billion gallons will be produced this year.

I think that public opinion is being shaped by the media with the help of certain special interest groups.  The ethanol industry has weathered the beating from an onslaught of negative press, and it has survived.  In spite of these challenges, there are some bright spots both in the fight against the damages done in the media as well as projects and plants as a whole.  Our CEO and general manager, Steve McNinch, sits on the board of Growth Energy, which is an advocacy organization formed by fellow leaders in the ethanol Industry.  Growth Energy focuses on championing ethanol’s cause and to dispel much of the misinformation out there. As a result of his position in Growth Energy, Steve is now peered with the likes of General Wesley Clark, Tom Buis, Jeff Broin, and Dave VanderGriend, and even gets to rub elbows with Newt Gingrich.  I believe Growth Energy is the main reason public opinion of ethanol has not been damaged further by misinformation. Growth Energy is also one of the driving forces behind the proposed increase in the gasoline blend rate from 10% ethanol to 15% ethanol.  If you plan on attending WPE’s annual meeting, please take a minute and let Steve know how much we appreciate the hard work he has put in with Growth Energy.  It has helped the ethanol industry and also greatly benefited the members of WPE.

I have found inspiration in WPE’s ability to weather these challenging times.  I think WPE has excelled at staying at the forefront of cutting edge technology in our industry.  I am also inspired by the fact that we are not alone in our success.  Not all ethanol producers have gone out of business, and in fact, many have not only survived, but thrived.  One such company, Green Plains Renewable Energy, is one of the few remaining publicly traded ethanol companies and it was also able to seize on opportunities brought about during the downturn and capitalize on them.  Likewise, WPE will continue to take advantage of its strengths and attempt to find opportunities in the face of adversity.

At our January board meeting, we declared a distribution of $165.00 per membership unit.  The distribution relates to the last calendar quarter of 2009 (which is the first quarter of the Company’s 2010 fiscal year).  Doing the math, this is an approximate 23% annualized return on your initial investment, if you are one of the original members.  As of the end of fiscal 2009, we have distributed approximately $75,000,000 to the members since inception.  This is a return of nearly 4 times the members’ original investment in cash, on top of the federal and state tax credits that also benefited members.  I believe that is a substantial return and wonder in how many ways these returns not only helped our members but also benefited the economy as a whole.

I believe we are truly blessed with some of the best management and staff in the industry, bar none.  Yes, it is true that our timing was good, our location was good, and our luck was exceptional.  But all of these factors would not be leveraged to their fullest potential without the great leadership and vision provided by our management.

“Are we making ethanol or are we making excuses?”  I didn’t know how to answer him then and I really don’t know how to answer him now.  I do not think we have ever made excuses, for anything.  I’m proud we are producing ethanol, which has created jobs and reduced our dependence on foreign oil.  And I’m ecstatic we continue to provide returns on investment to our members.

Sincerely,

/s/ Jeff Torluemke

Jeff Torluemke
President, Board of Managers